Exhibit (a)(5)(vii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 4, 2005 on the December 31, 2004 financial statements of First Financial Bancorp included in the Annual Report to Shareholders for the fiscal year ended December 31, 2004, in the Schedule TO filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

November 18, 2005